SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2020

Booking Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36691	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue	Norwalk	Connecticut	06854
(Address of principal offices)			(Zip Code)
 Registrant's telephone number, including area code: (203) 299-8000
N/A
(Former name or former address, if changed since last report)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on which Registered:
Common Stock par value $0.008 per share	BKNG	The NASDAQ Global Select Market
0.800% Senior Notes Due 2022	BKNG 22A	The NASDAQ Stock Market LLC
2.150% Senior Notes Due 2022	BKNG 22	The NASDAQ Stock Market LLC
2.375% Senior Notes Due 2024	BKNG 24	The NASDAQ Stock Market LLC
1.800% Senior Notes Due 2027	BKNG 27	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05    Costs Associated with Exit or Disposal Activities.

On August 4, 2020, Booking Holdings Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) with the U.S. Securities and Exchange Commission to announce restructuring actions at Booking.com as a result of the impact of the COVID-19 pandemic on Booking.com and the travel industry. On September 10, 2020, the Company filed an amendment to the Original 8-K to announce a range of estimated costs associated with a portion of the restructuring actions (the “First Amendment”). This Current Report on Form 8-K/A amends and supplements the Original 8-K as amended by the First Amendment to disclose the Company’s estimate of certain additional costs related to the previously announced restructuring actions.

Under the restructuring, Booking.com, including Rentalcars.com, has commenced a voluntary leaver scheme in the Netherlands and the United Kingdom and a reduction in force in several other countries (the “Program”), which does not include additional intended reductions in force in certain countries, including the Netherlands and the United Kingdom, where Booking.com continues to be engaged in the process of consulting with its works councils, employee representatives and other relevant organizations. Restructuring actions under the Program are expected to be substantially completed by December 2020. Assuming the maximum applications under the voluntary leaver schemes are subscribed and approved, the Company expects to incur employment termination and related costs in connection with the Program in the estimated range of $60 million to $70 million, which is in addition to the estimated costs announced in the First Amendment and does not include additional restructuring costs to be determined in the future. The Company’s evaluation of various alternative courses of action related to leased facilities impacted by the reduction in force and other contract terminations and modifications is still in progress and the Company may incur additional costs resulting from such actions.

As the Company consults with works councils, employee representatives and other organizations regarding its intentions, the Company expects to develop more clarity on the timing, the number of affected employees, the financial impact and other aspects of the contemplated cost reduction actions that are not part of the Program. Subject to such ongoing consultations, the Company still expects to reduce Booking.com’s global workforce by up to approximately 25%, including those employees impacted by the Program.

Because the Company’s intentions with respect to its restructuring actions at Booking.com are subject to the consultation processes described above, applicable legal requirements in multiple jurisdictions and completing an analysis of related costs, except for the estimates disclosed in the First Amendment and this Current Report on Form 8-K/A, the Company is currently unable to make a good faith determination of an estimate or range of estimates of employment termination and related costs associated with the remaining restructuring actions or other restructuring costs required by paragraph (b), or an estimate or range of estimates required by paragraphs (c) and (d) of Item 2.05 of Form 8-K with respect to such actions. The Company will file an additional amendment or amendments to the Original 8-K after it determines such estimate or range of estimates. This Current Report on Form 8-K/A supplements and does not supersede the Original 8-K and the First Amendment. The remainders of the Original 8-K and the First Amendment are unchanged. Accordingly, this Current Report on Form 8-K/A should be read in conjunction with the Original 8-K and the First Amendment.

This Current Report on Form 8-K/A contains forward-looking statements. These forward-looking statements reflect our views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including the Risk Factors identified in our most recently filed quarterly report on Form 10-Q and annual report on Form 10-K; therefore, our actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including “may,” “will,” “should,” “could,” “aims,” “seeks,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” and “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents we file or furnish from time to time with the Securities and Exchange Commission, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKING HOLDINGS INC.

By:	/s/ Sue D'Emic
	Name:	Sue D'Emic
	Title:	Senior Vice President, Chief Accounting Officer and Controller

Date:  October 15, 2020